EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT ASHTON PARTNERS:
Dennis Letham Chief Financial Officer (224) 521-8601	Chris Kettmann Investor Inquiries (312) 553-6716	H. Patel Media Inquiries (312) 553-6745

ANIXTER INTERNATIONAL INC.
REPORTS SECOND QUARTER NET INCOME INCREASE OF 45 PERCENT
ON 15 PERCENT SALES INCREASE

GLENVIEW, IL, July 26, 2005 – Anixter International Inc. (NYSE: AXE), the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers (“OEMs”), today reported results for the quarter ended July 1, 2005.

Second Quarter Highlights

•	Sales of $936.1 million in the quarter, including a $18.7 million increase in sales resulting from the June 22, 2004 acquisition of the assets and operations of Distribution Dynamics Inc. (“DDI”), rose 15 percent compared to sales of $813.1 million in the year ago quarter.

•	Operating profits increased 37 percent to $46.2 million as compared to $33.7 million in the year ago quarter.

•	Net income increased 45 percent to $24.4 million versus $16.8 million in the year ago quarter.

•	Diluted earnings per share rose 39 percent to 61 cents versus 44 cents in the year ago quarter.

Financial Highlights
(In millions, except per share amounts)

	Three Months Ended			Six Months Ended
	July 1,	July 2,	Percent	July 1,	July 2,	Percent
	2005	2004	Change	2005	2004	Change
Net Sales	$936.1	$813.1	15%	$1,812.6	$1,577.3	15%
Operating Income	$46.2	$33.7	37%	$85.8	$62.7	37%
Income Before
Extraordinary Gain	$24.4	$16.8	45%	$44.8	$30.8	46%
Diluted Earnings Per Share
Before Extraordinary Gain	$0.61	$0.44	39%	$1.12	$0.81	38%
Diluted Weighted Shares	40.1	38.2	5%	40.7	37.9	7%

Robert Grubbs, President and CEO, said, “In the most recent quarter, we again saw good, broad-based organic growth. An increase in larger project volume and strong growth in the OEM Supply market were significant contributors. The solid organic growth we experienced in the current quarter generated a significant increase in earnings over the prior year, which again put us in the position of reporting improved operating margins. The trends underlying our organic growth appear to remain intact. Assuming these trends continue, then with the acquisition of Infast we should be well positioned for continued growth.”

Second Quarter Results

For the three-month period ended July 1, 2005, sales of $936.1 million produced net income of $24.4 million, or 61 cents per diluted share. Included in the current year’s second quarter results were sales of $18.7 million from DDI, which was acquired on June 22, 2004. Second quarter net income and diluted earnings per share contain an after-tax charge of $0.7 million, or 2 cents per diluted share, for the write-off of unamortized debt issuance costs on the 7 % Liquid Yield Option Notes that were retired on June 28, 2005, prior to their maturity. Also, the current quarter tax expense was favorably impacted by $1.4 million, or 3 cents per diluted share, as a result of a favorable tax ruling in Europe.

In the prior year period, sales of $813.1 million generated net income of $16.8 million, or 44 cents per diluted share, including an after-tax charge of $0.4 million, or 1 cent per diluted share, for the early retirement of debt.

Operating income in the second quarter increased 37 percent to $46.2 million as compared to $33.7 million in the year ago quarter. For the latest quarter, operating margins were 4.9 percent compared to 4.2 percent in the second quarter of 2004.

Six Month Results

For the six-month period ended July 1, 2005, sales of $1,812.6 million produced net income of $44.8 million, or $1.12 per diluted share. Results for the first six months include an after-tax charge of $0.7 million, or 2 cents per diluted share, for the early retirement of debt and a tax credit of $1.4 million, or 3 cents per diluted share, for the favorable tax ruling in Europe. Excluding the favorable tax credit, the tax rate for the first six months of 2005 was 38.5 percent versus 39.0 percent during the first half of 2004. Sales for the first six months of 2005 include sales of $37.4 million from DDI.

Sales of $1,577.3 million in the first six months of 2004 resulted in income before extraordinary gain of $30.8 million, or 81 cents per diluted share, including an after-tax charge of $0.4 million, or 1 cent per diluted share, from the early retirement of debt.

In the first six months of 2004, the Company also reported an extraordinary after-tax gain of $4.1 million, or 11 cents per diluted share, associated with the receipt of $4.7 million of cash for a 1983 matter related to Itel Corporation, the predecessor of the Company.

Operating income in the first six months of 2005 increased 37 percent to $85.8 million as compared to $62.7 million in the year ago period. For the first six-month period of 2005, operating margins were 4.7 percent as compared to 4.0 percent in the first six months of 2004.

Second Quarter Sales Trends

Commenting on second quarter sales trends, Grubbs said, “Sales in the second quarter grew at an 11 percent organic rate year-over-year after adjusting for $18.7 million in sales related to the June 2004 acquisition of DDI and $12.8 million for the foreign currency effects of a weaker U.S. dollar. This was in line with our expectations of an 8 to 12 percent organic growth rate for the year.”

“Similar to what we saw in the first quarter, the growth was particularly strong in our fastener and small component OEM Supply business which saw 20 percent organic growth after adjusting for the foreign exchange effects of $0.8 million and DDI sales of $18.7 million,” continued Grubbs. “The growth in this market continues to reflect a combination of added SKUs to existing contracts, some new contracts and increased prices. We believe the recent acquisition of Infast will provide us with another growth vehicle in the OEM Supply market going forward. ”

“Overall, North American sales benefited from good general economic growth, an increase in the number of larger projects and a strengthening of the Canadian dollar. Enterprise cabling and security solutions sales in North America reported a $37 million increase, or 11 percent year-on-year sales gain, $2.6 million of which was due to the stronger Canadian dollar. The increase was a result of improved demand from both new and existing customers, continued strong growth in the security market, product line expansion and data cabling price increases. Canadian enterprise cabling sales growth, even after elimination of foreign exchange effects, was particularly strong as compared to the year ago period. North American Industrial Wire & Cable sales grew by $23.6 million, or more than 14 percent, as a result of a combination of increased demand from existing customers, the addition of new customers, the effects of higher copper prices and the stronger Canadian dollar. The one weak spot in North America was in sales to telecom OEMs where we saw a year-on-year drop in sales of about 33 percent,” said Grubbs.

“In Europe, we saw sales climb by 24 percent as compared to the year ago quarter,” commented Grubbs. “Adjusting for the weaker U.S. dollar impact of $4.4 million, European sales grew by approximately 21 percent as compared to the year ago quarter. This was fueled by strong growth in the OEM Supply market and an increase in the number of large projects. In the emerging markets of Latin America and Asia Pacific, we also saw a 30 percent increase in year-on-year sales, which included a 3 percent favorable currency exchange rate effect. Latin America again reported very strong year-on-year sales gains, while sales in Asia declined by 3 percent versus the prior year’s second quarter.”

Second Quarter Operating Results

“With the continued sales growth reported in the second quarter, we were able to further leverage our cost structure and increase operating margins to 4.9 percent,” said Grubbs. “The current quarter compares favorably to the 4.2 percent operating margin reported in the year ago period as well as the 4.5 percent reported in the first quarter of this fiscal year. In North America, operating margins in the most recent quarter were 5.4 percent as compared to 4.4 percent in the year ago quarter. The improvement reflects a combination of better gross margins on improved sales mix and price increases. In Europe, operating margins in the most recent quarter were 3.4 percent as compared to 3.3 percent in the year ago quarter. While we continue to generate solid operating margins in our European OEM Supply business, our communication business continues to suffer from comparatively weak demand and very competitive pricing. Emerging markets reported an increase in operating margins from 2.9 percent in the year ago quarter to 4.4 percent in the most recent quarter due to the solid sales growth in Latin America.”

Infast Acquisition

Commenting on the acquisition of Infast Group plc, Grubbs said, “During the second quarter we announced the acquisition of Infast Group plc, which as previously reported, was completed on July 8, 2005. We believe that this transaction is an important step in continuing to build our presence in the OEM Supply market. With this acquisition we now have annualized projected sales in this market of approximately $750 million. We have over 1,900 employees serving a growing list of customers from 75 facilities in the U.S., UK, Canada, France and Italy.”

“With the critical mass we have established and the name recognition we are building, we believe we are in a good position to use this base of business to drive further organic growth through the addition of SKUs to existing contracts, by adding additional facilities to existing customer relationships as well as by adding new customers. Given our established global presence we are also well positioned to follow our growing customer base to countries outside of our current OEM Supply market base.”

“At the same time, we know we have a long list of system and facility integration actions that need to be completed along with building common processes and practices across the acquired companies. But we also know that as we complete these tasks we will be in an excellent position to achieve better leverage of the investment we have made in this market and to build a more customer friendly platform that will facilitate global growth,” added Grubbs.

Early Retirement of Debt and Cash Flow

“As had been planned, at the end of the second quarter we retired the remaining outstanding 7 percent Liquid Yield Options Notes maturing 2020,” said Dennis Letham, Senior Vice President-Finance. “These notes were redeemed using on-hand cash balances resulting from our March 2005 Senior Note Offering. As a result of this $70 million reduction in borrowings, our quarter end debt-to-total capitalization ratio has been reduced to 38 percent from 40 percent at the end of the first quarter of 2005. This compares to a debt-to-total capitalization ratio, including the then off-balance sheet borrowings related to the Company’s account receivable securitization facility, of 38 percent at the end of the prior year’s second quarter.”

Commenting on cash flow and cash balances, Letham said, “In the most recent quarter, cash used in operations was $24.6 million. The large use of cash in the quarter was driven by working capital needs associated with strong sales in the later weeks of the quarter. We ended the quarter with on-hand cash balances of $102.2 million. Approximately $74.8 million of the on-hand cash balance is being used during the third quarter of 2005 to pay for the acquisition of the shares of Infast and related transaction costs. When these outlays are complete we will remain in solid financial shape, with an expectation of positive free cash flow from operations for the full year and over $395.0 million of unused available credit lines to support future organic and strategic growth.”

Business Outlook

Concluding, Grubbs said, “Generally the business conditions and trends of the past few quarters remain in place and continue to support our annual organic sales growth expectations of 8 to 12 percent. Organic growth should support a continuing trend of improved earnings performance in the coming quarters. In the near term the completion of the Infast acquisition is expected to increase our quarterly revenues by an additional 7 to 8 percent from their current run rate. While the acquisition of Infast is expected to increase our quarterly operating profits, over the next few quarters it will also cause us to report slightly lower operating margins because the current operating margins on the Infast business are below our currently reported levels. However, as Infast becomes more integrated into the Company we expect to bring those margins to the same level as the rest of our OEM Supply operations over time.”

Second Quarter Earnings Report

Anixter will report results for the 2005 second quarter on Tuesday, July 26, 2005, and broadcast a conference call discussing them at 9:30 am central time. The call will be Webcast by CCBN and can be accessed at Anixter’s Website at www.anixter.com. The Webcast also will be available over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in CCBN’s Individual Investor Network (such as America Online’s Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.

About Anixter

Anixter International is the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 325,000 products and over $600 million in inventory, 3) 200 warehouses with more than 5 million square feet of space, and 4) locations in 220 cities in 45 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, technology changes, changes in supplier or customer relationships, commodity price fluctuations, exchange rate fluctuations, new or changed competitors and risks associated with integration of recently acquired companies. Please see the company’s Securities and Exchange Commission filings for more information.

Additional information about Anixter is available on the Internet at
www.anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations

	13 Weeks Ended		26 Weeks Ended
	July 1,	July 2,	July 1,		July 2,
(In millions, except per share amounts)	2005	2004	2005		2004
Net sales	$936.1	$813.1		$1,812.6	$1,577.3
Cost of goods sold	713.6	621.6		1,377.7	1,203.1

Gross profit	222.5	191.5		434.9	374.2
Operating expenses	175.5	157.1		347.6	310.2
Amortization of intangibles	0.8	0.7		1.5	1.3

Operating income	46.2	33.7		85.8	62.7
Interest expense	(6.8)	(3.0)		(12.0)	(6.0)
Extinguishment of debt	(1.2)	(0.7)		(1.2)	(0.7)
Other, net	(0.3)	(2.4)		(2.0)	(5.5)
Income before income taxes and extraordinary gain	37.9	27.6		70.6	50.5
Income tax expense	13.5	10.8		25.8	19.7

Income before extraordinary gain	24.4	16.8		44.8	30.8
Extraordinary gain, net	—	—		—	4.1

Net income	$24.4	$16.8		$44.8	$34.9

Basic income per share:
Income before extraordinary gain	$0.64	$0.46		$1.19	$0.84
Extraordinary gain	—	—		—	0.11
Net income	$0.64	$0.46		$1.19	$0.95
Diluted income per share:
Income before extraordinary gain	$0.61	$0.44		$1.12	$0.81
Extraordinary gain	—	—		—	0.11
Net income	$0.61	$0.44		$1.12	$0.92
Average shares outstanding:
Basic	37.8	36.7		37.7	36.6
Diluted	40.1	38.2		40.7	37.9
Geographic Segments
Net sales:
North America	$703.8	$628.5		$1,354.7	$1,199.6
Europe	164.7	132.5		333.0	272.7
Asia Pacific and Latin America	67.6	52.1		124.9	105.0

	$936.1	$813.1		$1,812.6	$1,577.3

Operating income:
North America	$37.8	$28.0		$69.9	$51.0
Europe	5.5	4.2		11.6	8.7
Asia Pacific and Latin America	2.9	1.5		4.3	3.0

	$46.2	$33.7		$85.8	$62.7

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets

		July 1,		December 31,
(In millions)		2005		2004

Assets
Cash			$27.4		$53.4
Restricted cash			74.8		—
Accounts receivable, net			680.5		620.4
Inventories			633.1		580.1
Deferred income taxes			10.8		16.3
Other current assets			14.6		11.7

Total current assets			1,441.2		1,281.9
Property and equipment, net			40.6		42.6
Goodwill			292.9		293.6
Other assets			84.8		88.5

			$1,859.5		$1,706.6

Liabilities and Stockholders’ Equity
Accounts payable			$385.7		$323.2
Accrued expenses			130.4		143.4
Total current liabilities			516.1		466.6
5.95% Senior notes			200.0		—
3.25% zero coupon convertible notes			153.3		150.9
Borrowings under securitization facility			111.0		161.8
Revolving lines of credit			20.6		32.1
7.0% zero coupon convertible notes			—		67.6
Other liabilities			53.1		64.6

Total liabilities			1,054.1		943.6
Stockholders’ equity			805.4		763.0

			$1,859.5		$1,706.6